UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

January 23, 2023
Date of Report (Date of earliest event reported)

CITIZENS HOLDING COMPANY
(Exact name of the registrant as specified in its charter)

Mississippi	001-15375	64-0666512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 Main Street, Philadelphia, Mississippi	39350
(Address of principal executive office)	(Zip Code)

  (601) 656-4692
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.20 par value	CIZN	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hiring of Stacy M. Brantley; Changes in Principal Executive Officer

On January 23, 2023, Citizens Holding Company (“Citizens”), Citizens wholly owned subsidiary, The Citizens Bank (the “Bank”), collectively referred to as (the “Company”), announced that, effective February 13, 2023, Stacy M. Brantley will be appointed as the President of Citizens and Chief Executive Officer (“CEO”) of the Bank. As previously announced, effective January 31, 2023, Gregory L. McKee will retire as President and CEO of the Bank but remain as CEO of Citizens.

Biographical information about Mr. Brantley is as follows:

•Stacy M. Brantley, age 48, will join the Bank in February 2023. From February 2009 until he joins the Bank, Mr. Brantley serves as the Executive Vice President and Chief Banking Officer of Morris Bank in Dublin, GA. In this capacity, he oversees the design, implementation and monitoring of the lending strategy, execution and oversight in addition to all facets of branch sales throughout Morris Bank. Prior to that role, Mr. Brantley served as Chief Financial Officer of Magnolia Bankshares, Inc. in Eastman, GA where he oversaw financial operations, chaired the Asset/Liability Committee (“ALCO”) and served on the Board of Directors and Executive Loan Committee. Prior to that role, Mr. Brantley served as a Senior Accountant at a regional CPA firm in Georgia performing various audit and consulting services primarily for financial institutions. Mr. Brantley graduated from the University of Georgia, Athens, GA in 1997 and is a graduate of the Moore School of Bank Investments at the University of South Carolina. Mr. Brantley is a licensed CPA and serves, or has served, in a variety of leadership roles in community organizations throughout Georgia.

There are no family relationships between Mr. Brantley and any director or executive officer of Citizens. As of the date hereof, there are no transactions in which Citizens is a participant and in which Mr. Brantley, any member of his immediate family or businesses with which they are associated has a direct or indirect interest that would constitute a “related person” transaction under the regulations promulgated by the Securities and Exchange Commission.

Employment Agreement with Mr. Brantley. On January 11, 2023, in connection with his appointment as the CEO of the Bank, Mr. Brantley entered into an employment agreement with the Bank governing the terms of his employment, to commence on February 13, 2023. The following information details Mr. Brantley’s total compensation package:

●	Base salary of $375,000 per year subject to annual increases
●
Annual cash incentive up to 40% of Mr. Brantley’s base salary based on annual management objectives to be determined upon his arrival at the Bank, with the 2023 bonus guaranteed at the 40% target, prorated from the start date of February 13, 2023

●
Long Term Incentive – eligible for an annual Long-Term Incentive (stock) grant up to 20% of the base salary. Each grant will vest over four years and the performance criteria of achievement is to be determined by the Board of Directors, with Mr. Brantley’s input upon starting with the Bank.

●	One-time cash sign on bonus in the amount of $125,000. Should Mr. Brantley resign voluntarily from the Bank within two years of his start date, there is a prorated claw back clause.
●	Upon date of hire, Mr. Brantley will receive a $60,000 stock grant that will vest ratably over four years.
●	In conjunction with Mr. Brantley’s seat on the Board of Directors, he will receive 750 shares of Citizens stock each year with a one-year vesting period.
●
Mr. Brantley will be paid a one-time lump sum relocation payment of $110,000 upon his start date. Should Mr. Brantley resign voluntarily from the Bank within two years of his start date, there is a prorated claw back clause.

●
If Mr. Brantley is terminated by the Bank “without cause” for any reason, including if a change of control were to occur which eliminated his employment, his salary and target bonus of 40% will continue for 24 months following separation.

●	Car allowance of $12,000 annually, paid $1,000 each month in addition to his base salary.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1         Press Release issued by the Bank

Exhibit 104         Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS HOLDING COMPANY

By:	/s/ Phillip R. Branch
Phillip R. Branch
Chief Financial Officer
DATE: January 25, 2023